EXHIBIT 4.3

SUPPLEMENT NO. 4

SUPPLEMENT NO. 4 (this “Supplement”) dated as of October 19, 2015 among Affinion Group, Inc., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors party hereto and Affinion Investments, LLC, a Delaware limited liability company and wholly owned unrestricted subsidiary of the Issuer (the “Holder” or “Affinion Investments”), as the Holder under the Indenture (as defined below).

W I T N E S S E T H :

WHEREAS, the Issuer, the Subsidiary Guarantors and the Holder have heretofore executed and delivered a note agreement (as amended, supplemented or otherwise modified, the “Note Agreement”) dated as of December 12, 2013, providing for the issuance of the Issuer’s 13.50% Senior Subordinated Notes due 2018 (the “Notes”);

WHEREAS, Affinion Investments, as issuer, and Affinion Investments II, LLC, a Delaware limited liability company and wholly owned unrestricted subsidiary of the Issuer (“Affinion Investments II”), as guarantor, have heretofore executed and delivered to Wells Fargo Bank, National Association, as trustee (the “Existing Trustee”), an indenture dated as of December 12, 2013, as amended or supplemented through the date hereof, providing for the issuance of Affinion Investments’ 13.50% Senior Subordinated Notes due 2018 (the “New Investments Notes”);

WHEREAS, pursuant to Section 9.02 of the Note Agreement, the Issuer, the Subsidiary Guarantors and the Holder are authorized to execute and deliver this Supplement with the written consent (the “Consents”) of holders of at least a majority in principal amount of the New Investments Notes then outstanding (excluding any New Investments Notes held by the Issuer or any Affiliate) voting as a single class (including consents obtained in connection with a tender offer or exchange for the New Investments Notes) (the “Required Consents”);

WHEREAS, Affinion Investments has offered to exchange (the “Exchange Offer”) any and all of the outstanding New Investments Notes upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement dated September 29, 2015 (as it may be amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, Affinion Investments has solicited consents from holders of the New Investments Notes to the amendments contained herein (collectively, the “Proposed Amendments”) and the execution of this Supplement;

WHEREAS, Affinion Investments has received Consents to the Proposed Amendments and the execution of this Supplement from holders of at least a majority in principal amount of the New Investments Notes then outstanding voting as a single class and calculated in accordance with the Note Agreement, and accordingly the Issuer has received the Required Consents; and

WHEREAS, this Supplement has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, (i) the Issuer, (ii) the Subsidiary Guarantors and (iii) the Holder, strictly on the basis of consent, authorization and direction of the holders of the New Investments Notes, as evidenced by the Required Consents, mutually covenant and agree for the equal and ratable benefit of the Holder of the Notes as follows:

1. Effectiveness of Supplement. This Supplement shall become effective as of the date hereof; provided that the amendments to the Note Agreement set forth in Section 2 hereof shall not become operative until (i) Affinion Investments pays the Total Consideration or Exchange Consideration (each as defined in the Offering Memorandum), as applicable, in each case to holders of New Investments Notes who have validly tendered (and not withdrawn) New Investments Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) Affinion Investments informs the Existing Trustee in writing that the payments in clause (i) have been made (the “Amendment Effective Time”). If the Amendment Effective Time does not occur (a) on or prior to the Settlement Date (as defined in the Offering Memorandum) for the Exchange Offer or (b) prior to the Termination Date (as defined in the Support Agreement, dated as of September 29, 2015, by and among the Issuer, Affinion Group Holdings, Inc., Affinion International Holdings Limited, Affinion Investments, and Affinion Investments II and certain holders of New Investments Notes parties thereto, as amended from time to time), or if the Exchange Offer is not otherwise consummated for any reason upon the terms and conditions described in the Offering Memorandum, then the terms of this Supplement shall be null and void and the Note Agreement and Notes shall continue in full force and effect without any modification or amendment hereby.

2. Amendments to Note Agreement. The Note Agreement is hereby amended by:

(a) adding to Section 1.01 of the Note Agreement:

“Amendment Effective Time” shall mean the “Amendment Effective Time” as defined in Supplement No. 4 dated as of October 19, 2015, among the Issuer, the Subsidiary Guarantors party thereto and the Holder.

“Exchange Offer” shall mean Affinion Investments, LLC’s offer, commenced on September 29, 2015, to exchange all of its outstanding New Investments Notes for shares of Holdings’ Common Stock, par value $0.01 per share.”

(b) deleting from Article 1 of the Note Agreement, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Note Agreement that will be amended by deleting the text of each such Section or subsection, as the case may be, in its entirety, as a result of the execution of this Supplement.

(c) deleting the following sections of the Note Agreement and all references thereto in the Note Agreement in their entirety, with such sections and references having no further force or effect:

Section 4.02	Reports and Other Information

Section 4.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Section 4.04	Limitation on Restricted Payments

Section 4.05	Dividend and Other Payment Restrictions Affecting Subsidiaries

Section 4.06	Asset Sales

Section 4.07	Transactions with Affiliates

Section 4.08	Change of Control

Section 4.11	Future Guarantors

Section 4.12	Liens

Section 4.14	Limitation on Other Senior Subordinated Indebtedness

Section 5.01(a)(iv)	Merger, Consolidation or Sale of All or Substantially All Assets

(d) deleting clauses (c), (d), (e), (f) and (i) of the definition of “Events of Default” under Section 6.01 of the Note Agreement.

(e) replacing Section 2.07(d) of the Note Agreement in its entirety with the following:

Notwithstanding anything in this Note Agreement to the contrary, Affinion Investments, LLC shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of any Notes issued on the Issue Date so long as any New Investments Notes remain outstanding or any obligations thereunder unpaid unless the transferee shall become the successor issuer under the New Investments Notes Indenture; provided, however, that Affinion Investments, LLC may sell, transfer or otherwise dispose of any Notes to the Issuer for cancellation in the same aggregate principal amount as the aggregate principal amount of any New Investments Notes repurchased or redeemed by Affinion Investments, LLC at any time on or after the Amendment Effective Time, including, without limitation, pursuant to the Exchange Offer.

(f) replacing Section 2.11 of the Note Agreement in its entirety with the following:

Cancellation. The Issuer at any time may cancel all Notes received by it from the Holder pursuant to Section 2.07(d). The Issuer shall dispose of canceled Notes in accordance with customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or cancelled. Upon surrender of a Note that is cancelled in part, the Issuer shall execute for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the uncancelled portion of the Note surrendered.

3. Amendments to Notes. All Notes that have been or will be issued pursuant to the Note Agreement shall be affixed to, stamped, imprinted or otherwise legended by the Issuer with a notation as follows:

“Effective as of the Amendment Effective Time (as defined in Supplement No. 4), substantially all of the restrictive covenants and certain of the events of default and related provisions have been eliminated from the Note Agreement. Reference is hereby made to said Supplement No. 4, copies of which are on file with the Issuer for a description of the amendments made therein.”

4. Defined Terms. As used in this Supplement, terms defined in the Note Agreement or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplement refer to this Supplement as a whole and not to any particular section hereof.

5. Ratification of Note Agreement; Supplement Part of Note Agreement. Except as expressly amended hereby, the Note Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement shall form a part of the Note Agreement for all purposes, and every Holder of Notes heretofore or hereafter issued and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplement. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplement as to the parties hereto and may be used in lieu of the original Supplement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

9. Successors and Assigns. All covenants and agreements in this Supplement by the Issuer shall bind its successors and assigns, whether so expressed or not.

10. Severability. If and to the extent that any provision in this Supplement shall be held invalid, illegal or unenforceable, or any proposed amendment to the Note Agreement shall be held not to have been properly approved by all necessary Holders as required under the Note Agreement, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed on the date first written above.

ISSUER:

AFFINION GROUP, INC.

By:	/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Supplement No. 4 (2013 AGI Note Agreement)]

GUARANTORS:

AFFINION BENEFITS GROUP, LLC
AFFINION BRAZIL HOLDINGS I, LLC
AFFINION BRAZIL HOLDINGS II, LLC
AFFINION DATA SERVICES, INC.
AFFINION GROUP, LLC
AFFINION PUBLISHING, LLC
BREAKFIVE, LLC
CARDWELL AGENCY, INC.
CCAA CORPORATION
CONNEXIONS LOYALTY, INC.
CONNEXIONS LOYALTY TRAVEL SOLUTIONS LLC
CONNEXIONS SMV, LLC
CONNEXIONS SM VENTURES, LLC
GLOBAL PROTECTION SOLUTIONS, LLC
INTERNATIONAL TRAVEL FULFILLMENT LLC
LIFT MEDIA, LLC
LONG TERM PREFERRED CARE, INC.
LOYALTY TRAVEL AGENCY LLC
PROPP CORP.
TRAVELERS ADVANTAGE SERVICES, LLC
TRILEGIANT AUTO SERVICES, INC.
TRILEGIANT CORPORATION
TRILEGIANT INSURANCE SERVICES, INC.
TRILEGIANT RETAIL SERVICES, INC.
WATCHGUARD REGISTRATION SERVICES, INC.
WEBLOYALTY HOLDINGS, INC.
WEBLOYALTY.COM, INC.

By:	/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Supplement No. 4 (2013 AGI Note Agreement)]

CONNEXIONS LOYALTY ACQUISITION, LLC

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Vice President & Treasurer

CUC ASIA HOLDINGS, by its partners:

TRILEGIANT CORPORATION

	By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President & Chief Financial Officer

and

TRILEGIANT RETAIL SERVICES, INC.

	By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President & Chief Financial Officer

HOLDER:

AFFINION INVESTMENTS, LLC
By:	Affinion Group, Inc., its Non-Economic Managing Member

By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Supplement No. 4 (2013 AGI Note Agreement)]